For Immediate Release

GEORGIA-CAROLINA BANCSHARES ANNOUNCES

YEAR END RESULTS

Augusta, Georgia, January 29, 2009-

Georgia-Carolina Bancshares, Inc. (OTCBB:GECR), parent company of First Bank of Georgia, reported today that net income declined by 3.48% for the twelve months ended December 31, 2008 compared to the twelve months ended December 31, 2007. Net income totaled $2,800,000 ($.80 per diluted common share) for the twelve months ended December 31, 2008 compared to $2,901,000 ($.83 per diluted common share) for the twelve months ended December 31, 2007. Book value per share increased 6.9% during the year to $11.31 at December 31, 2008.

Net income for the three months ended December 31, 2008 totaled $216,000 ($.06 per diluted common share) compared to $339,000 for the three months ended December 31, 2007 ($.10 per diluted common share).

Remer Y. Brinson III, President & CEO of the Company, stated, "We continue to be extremely pleased with our results given the current state of the economy and the turmoil in the global credit markets. We believe our financial results reflect our conservative management style and the stability of the Augusta economy."

"The decline in our net income is primarily due to an increase in our provision for loan losses because of the weakness in the economy. Our charge-off ratio (net loans charged off as a percentage of average loans) for the year was .67%, which is high by our historical standards, but low in the current economic environment. Through just the first three quarters of 2008, the national charge-off ratio was 1.2%, while Georgia banks charged off an average of 1.0%. Annualized, these would equate to a national charge-off ratio of 1.6% and a Georgia bank charge-off ratio of 1.33%," Brinson continued.

Brinson further related, "There has been much discussion in the media about the Treasury Department making direct investments in financial institutions through the Capital Purchase Program associated with TARP, or Troubled Asset Relief Program. After a thorough review of the program and our current and anticipated financial position, we chose not to apply for TARP funds. Our primary reasons for not applying for the funds are that we did not feel the additional capital was necessary and participation in the program would increase government regulation of our business."

Georgia-Carolina Bancshares, Inc. is a bank holding company with $460 million in assets as of December 31, 2008. The Company owns First Bank of Georgia, which conducts banking operations through offices in Augusta, Columbia County, and Thomson, Georgia and mortgage originations through its offices in Augusta and Savannah, Georgia and Jacksonville, Florida.

Georgia-Carolina Bancshares' common stock is quoted on the OTC Bulletin Board under the symbol GECR.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information, please contact Mr. Remer Y. Brinson III, President & CEO at (706) 731-6600.